EXHIBIT 99.2

7/29/2016

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
July 29, 2016 @ 11:00 AM ET

Scott:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Mitchell, Executive Vice President and CFO and Katie Reinsmidt, Senior Vice President of Investor Relations and Corporate Investments.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measure will be included in today’s earnings release and supplemental that is furnished on Form 8-K and available in the investing section of the website at cblproperties.com.

I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead sir.

Stephen:

Thank you, Scott and good morning everyone.

I’ll start with a brief comment on the SEC investigation before we move on to our performance for the quarter. The process is ongoing and we hope to make an announcement in the near term. We remain confident in a positive resolution and assure you we are making the utmost effort to put this behind us as quickly as possible. Given the sensitivity of the situation, we will not be making additional comments at this time. We appreciate your understanding and ask that you limit your questions today to our results and operations.

With that said, I’ll move on to what we are really here to discuss - our results for the quarter and outlook for the future.

I have good news for you this morning. Our second quarter results were excellent across the board. We built on the strong momentum established in the first quarter, with portfolio same-center NOI growth of 3.4%, including a 3.2% increase in the malls. This is the highest increase in same-center NOI we’ve had in recent years. Adjusted FFO was also well above expectations, growing 9.3% to $0.59 per share. Our success this quarter is due to the hard work and focus of the CBL team, the stability and upside potential of our market dominant properties and the impact of progress we have made in our portfolio transformation strategy.

Operational improvements were led by a steady climb in occupancy with a 150 basis point increase in our same-center mall portfolio to 91.7%. Overall portfolio occupancy increased 160 basis points to 92.6%.

We leased approximately 1.5 million square feet in our portfolio this quarter including 473,000 square feet in our mall portfolio, a 27% increase over Q2 2015. Average lease spreads for the quarter increased 7.8%.

EXHIBIT 99.2

New leasing spreads continue to be strong posting an increase of 26%. Renewal spreads improved over the first quarter and were essentially flat.

Our rolling 12 month same-center sales increased 1% to $377 per square foot, although we saw weaker results in the second quarter. The primary driver of the deceleration is a few malls located in energy sensitive markets and border markets. We have seen a recovery in sales in July and expect a flat to slightly positive sales environment for the remainder of the year.

Moving to dispositions, we have now sold five regional malls year-to-date, including the sale of two tier 3 malls last week. Fashion Square in Saginaw, MI and The Lakes in Muskegon, MI were sold together for $66.5 million. The buyer assumed a $38.2 million loan secured by Fashion Square as part of the transaction. With these sales we have now completed transactions on 11 malls over the past 18 months, which will increase to 14 as we complete the lender transactions on Chesterfield, Midland Mall and Wausau Center. Additionally, we have several properties being marketed and in various stages with interested buyers. We are pushing hard to be in a position to make additional announcements as we progress through the year.

We also sold two community centers during the quarter. Renaissance Center in Durham, NC was sold for $129 million or $64.5 million at our share and we also sold a grocery-anchored strip center, The Crossings at Marshall’s Creek for $22.3 million. All together we have completed $160 million in community center dispositions at our share, since announcing the program in the third quarter last year. These transactions have been executed at very attractive pricing as we take advantage of the strong demand for high-quality centers. We are working on additional community center and non-core asset dispositions, which we will announce as they are completed.

The progress we have made on our portfolio transformation strategy is significant and it’s worthwhile to review the milestones we’ve achieved. In April 2014, when we announced this strategy, 22% of our mall NOI was generated from Tier 3 and non-core assets. With recent dispositions and pending foreclosures we will reduce this to below 10%, which has been our stated goal. Additionally, our Tier 1 NOI contribution has grown from 31.4% to more than 43%. We’ve made meaningful progress towards achieving our sales goal of $400 per square foot, increasing from $356 to $379 per square foot after last week’s dispositions. The headway we’ve made has also had a beneficial impact on our balance sheet. Since announcing the strategy, our debt has been reduced from $5.5 billion to $5.1 billion and our debt-to-EBITDA has improved from 7.2 times to 6.6 times.

These are substantial accomplishments that have resulted in CBL becoming a stronger company. And we are not done. We are investing much of our free cash flow into upgrading our existing higher-growth centers, improving our properties and deleveraging. Over the past three years we have completed or have underway 24 large redevelopment projects and have opened more than 94 box and junior anchor stores and more than 60 restaurants.

While we still have work to do we have made dramatic progress, especially given the various challenges in the markets. We are pleased to share this progress and demonstrate clearly this quarter how our strategy is having a positive impact on our results.

I will now turn the call over to Katie to discuss our current redevelopment pipeline in more detail.

Katie:

Thank you, Stephen.

EXHIBIT 99.2

A key priority for CBL is investing in our existing properties, primarily with our substantial free cash flow. These expansion and redevelopment projects are significantly broadening the uses at our shopping centers as they evolve to meet the changing consumer preference. We are offering more entertainment, more lifestyle and fitness retailers, more dining and in general a broader selection of offerings. In many cases, we are replacing former under-productive anchors to accomplish this. We have a number of projects underway that I will take a few minutes to review.

At Friendly Center in Greensboro, we are adding West Elm and Pieology as well as Cheesecake Factory in a freestanding location. The new stores and restaurants will open later this year.

We have also started construction on our expansion project at Mayfaire Town Center in Wilmington, NC, bringing H&M, Palmetto Moon and West Elm to the market.

Construction recently started on the redevelopment of the former JCPenney at York Galleria in York, PA which will include a new Gold’s Gym, H&M and additional stores and restaurants. H&M is scheduled to open ahead of the 2016 holiday season and Gold’s Gym will open spring 2017.

We are under construction on Dick’s and ULTA in the former JCPenney at College Square in Morristown, TN, where we proactively negotiated a lease termination last year.

At Northpark Mall in Joplin, MO, we are replacing a former Shopko box with an 80,000-square foot Dunham’s Sporting Goods. Both projects will open this year.

We recently opened a new Ross and ULTA in the former JCPenney location at Randolph Mall in Asheboro, NC.

We have one ground-up development in process. Construction is continuing on The Outlet Shoppes of Laredo, our newest 65/35 joint venture with Horizon. The 350,000-square-foot center will be the only outlet for 180 miles, serving as a regional destination as well as providing a value shopping option for the 4.5 million people living in Monterrey, Mexico and the nearly one million people in Laredo and Nuevo Laredo. The center features an excellent line-up including Michael Kors, Brooks Brothers, Nike, Under Armour and Puma. We are 75% preleased and look forward to a strong opening in spring 2017.

We are pleased with the positive results from our redevelopment and expansion program and will continue to prioritize it throughout our portfolio.

I will now turn the call over to Farzana to discuss our financial results.

Farzana:

Thank you, Katie.

Second quarter financial results were outstanding, with adjusted FFO increasing 9.3% to $0.59 per share. The major driver of our growth this quarter was higher top line revenue from occupancy increases as well as rent growth. Percentage rents increased $0.3 million as sales grew. Interest expense declined by more than $5.6 million due to our lower overall debt balances and a 29 basis point improvement in our average borrowing rate. Operating expenses and maintenance and repairs were also lower compared with the prior-year period.

EXHIBIT 99.2

We recorded $1.1 million in professional fees related to the investigation and related litigation in the quarter. We have excluded the expense from adjusted FFO since this is a non-recurring item. Adjusted FFO also excluded the increase in equity in earnings for the completed foreclosure of Gulf Coast Town Center.

Net of nonrecurring fees, G&A for the quarter was $15.4 million or 6.0% of total revenue for the quarter, compared with 6.4% in the prior-year quarter.

Our cost recovery ratio for the second quarter was 106.7% compared with 103.5% in the prior-year period, due to lower expenses.

Same-center NOI in the quarter increased 3.4% for the total portfolio and 3.2% in the mall portfolio. Total revenue growth of $5.6 million was fueled by higher rents from occupancy increases. We had a net decrease in expenses of $0.5 million with improved operating expense offset by higher real estate taxes.

Based on second quarter results and our current outlook for the remainder of the year as well as dilution from recent asset sales, we are increasing our FFO guidance to a range of $2.36 to $2.40 per share. This new guidance range assumes an increased same-center NOI growth range of 1.5% to 2.5%. Our guidance also assumes an increased occupancy assumption of a 75 - 125 basis point improvement to stabilized mall occupancy throughout the year and does not include any unannounced dispositions or capital markets activity.

2016 is a transformational year for our balance sheet. With the equity raised and debt assumed by buyers in dispositions and reductions from lender transactions, our total debt balance is more than $385 million lower than the prior-year period. Additionally, our rolling-twelve month debt-to-EBITDA multiple improved to 6.6 times at June 30, from 7.0 times at the end of the prior-year period. Our average borrowing rate continues to improve as we refinance maturing loans at lower rates. In June, we closed on three non-recourse secured loans totaling $227.7 million with a very attractive weighted average fixed rate at 3.9%. With a weighted average term of 9-years, these loans extended our maturity schedule and contributed to lower long-term borrowing costs.

I’ll take a minute to talk through the activity we have on properties on our non-core list. We have engaged with the servicers to move towards foreclosure for the loans secured by Chesterfield Mall and Midland Mall. We are targeting completion by year-end. Additionally, we have decided to return Wausau Center to the lender. The property is secured by a non-recourse $17.6 million loan. We had been working with the city on a redevelopment plan for the property, but determined not to move forward when returns didn’t meet our thresholds. As a result, we recorded an impairment charge of $10.7 million during the quarter. With the conclusion of these foreclosures and the recent sales, our total debt balance will be further reduced by $250 million, bringing the total reduction compared with the year-end 2015 debt balance to over $555 million.

During the quarter, we utilized disposition proceeds to fund the payoff of four loans on two malls and two associated centers totaling approximately $100 million. At June 30th, we had over $711 million available on our lines, with the disposition completed last week increasing the availability further.

Our remaining 2016 maturities total only $134 million.

We have a $71 million loan secured by Greenbrier Mall. We are in discussions with the servicer and are seeking to extend the maturity and utilize free cash flow to invest in new leasing at the mall. It is a solid Tier 2 center and we hope to conclude a favorable restructure with the lender.

EXHIBIT 99.2

The remaining two maturities include a $55 million loan secured by Dakota Square and a $7 million loan secured by Governor’s Square, an unconsolidated property. The debt yields on these loans are well north of 20% and we plan to retire this loan and add Dakota Square, a Tier 1 mall, to our unencumbered pool utilizing our lines.

As we look forward in 2017, we are in a great position with our balance sheet. We have tremendous flexibility to address our maturities utilizing the most favorable source available. We have reached a number of our near-term goals with regards to our unencumbered pool and have the optionality to refinance maturing debt or add high-quality properties to our unencumbered pool.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

2016 performance year-to-date has been exceptional and we are focused on continuing these strong results in the second half. We’ve made great strides towards achieving our strategic objectives this year. Our balance sheet is stronger and more flexible. And as our stellar results this quarter demonstrate, our portfolio is higher-quality and higher-growth. We are positioning the company to not only perform well today, but to perform well over the long term.

Thank you again for joining us this morning and we’ll now take questions.